UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
Amendment No. 2 to
Form 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
TIER TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation or Organization)	94-3145844 (IRS Employer Identification No.)

10780 Parkridge Blvd., 4th Floor Reston, Virginia (Address of Principal Executive Offices)	20191 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Common Stock, $0.01 par value per share (including associated Series A Junior Participating Preferred Stock Purchase Rights)	The NASDAQ Stock Market LLC
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: 000-23195
Securities to be registered pursuant to Section 12(g) of the Act: None

AMENDMENT NO. 2 TO FORM 8-A
The undersigned Registrant hereby amends the following Items, exhibits or other portions of its Registration Statement on Form 8-A dated May 16, 2007, as amended by Amendment No. 1 dated July 12, 2007, as set forth in the pages attached hereto.
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1. Description of Registrant’s Securities to be Registered.
Item 1 of the Form 8-A dated May 16, 2007 filed by Tier Technologies, Inc. (the “Company”), as amended by Amendment No. 1 filed on July 12, 2007, is hereby further amended as follows:
On February 23, 2009, the Company amended the Rights Agreement, dated January 10, 2006, between the Company and American Stock Transfer and Trust Company, as Rights Agent (as amended by the First Amendment to Rights Agreement dated July 12, 2007, the “Rights Agreement”), by entering into a Second Amendment to the Rights Agreement (the “Second Amendment”).
Pursuant to the Second Amendment, the definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement has been amended to increase the beneficial ownership threshold from 15% to 25%. In addition, a conforming change has been made to Section 3(a) of the Rights Agreement by replacing the figure “15%” in that Section with the figure “25%”.
Item 2. Exhibits.
Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed, because no other securities of the Registrant are registered on The NASDAQ Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TIER TECHNOLOGIES, INC.
Date: February 24, 2009	By:	/s/ Keith S. Omsberg
Keith S. Omsberg
Vice President, General Counsel and Secretary